Exhibit 99

FOR IMMEDIATE RELEASE

Contact:	Investor Relations Department (954) 883-1000 investor.relations@applicamail.com
Applica Incorporated Reports 2005 Third-Quarter and
Year-to-Date Financial Results
     Miramar, Florida (November 3, 2005) — Applica Incorporated (NYSE: APN) today announced that third-quarter sales for 2005 were $139.6 million as compared to sales of $182.9 million in the same period in 2004. For the nine months ended September 30, 2005, sales were $368.5 million as compared to sales of $466.1 million in the same period in 2004. As previously announced, Applica initiated a product and customer profitability review that resulted in an expected decrease in sales in the third quarter and for the year-to-date. Additionally, lower sales of the first generation Home Café™ single cup coffee makers and inventory management by significant customers contributed to lower sales.
     Applica reported a net loss for the third quarter of 2005 of $8.2 million, or $0.34 per diluted share, compared to a net loss of $9.9 million, or $0.41 per diluted share, for the 2004 third quarter. Included in the third quarter of 2005 were losses of $4.8 million related to the closing of the Mexican manufacturing facility. Also included was a tax expense of $3.0 million related to an increase in the allowance for deferred tax assets, which was primarily related to the closing of the Mexican manufacturing facility. For the nine months ended September 30, 2005, Applica reported a net loss of $49.6 million, or $2.06 per diluted share, compared to a net loss of $138.2 million, or $5.78 per diluted share, for the same period in 2004.
     As previously announced, beginning in 2004, Applica has undertaken a number of strategic initiatives, including the following:
•	the sale of its Hong Kong-based manufacturing operations;

•	the closure of the manufacturing operations in Mexico;

•	the establishment of strategic sourcing partners; and

•	the elimination of the sale of certain products that do not meet a minimum target contribution margin.
     These actions have resulted in restructuring and transition costs and lower sales in 2004 and 2005. However, contribution margins are expected to improve in 2006 and beyond as the result of these efforts.
     Harry D. Schulman, President and Chief Executive Officer, stated, “Our transition from manufacturing to sourcing is almost complete. We ceased production at our Mexican manufacturing facility last week and have transitioned all of the products previously made there to third parties. We expect to see improved margins from the sale of these products in 2006 as a result of these actions. Also, as previously announced, we secured additional financing of $20 million in October, which will provide us with further operating flexibility to address our strategic initiatives as we enter 2006.”
     Applica’s gross profit margin was 24.1% for the three-month period ended September 30, 2005 as compared to 27.9% for the same period in 2004. The gross margin for the nine months ended September 30, 2005 was 20.4% as compared to 27.6% for the same period in 2004. Gross margins in the third quarter and year-to-date were negatively impacted by losses in the Mexico manufacturing operations of $4.8 million and $12.8 million, respectively, related to Applica’s transition from manufacturing to sourcing from third parties in China. Additionally, gross margins for the nine months ended September 30, 2005 were negatively impacted by:
•	inventory write-downs of $12.8 million related to an adjustment to the net realizable value of the Tide™ Buzz™ ultrasonic stain removal appliance and the first generation of the Home Café™ coffee maker; and

•	higher product warranty returns and related expenses of $5.2 million primarily related to manufacturing transition issues in Mexico and China.
     Applica’s operations were not materially impacted by the hurricanes that hit South Florida during the past few months. Mr. Schulman continued, “We are pleased with our disaster recovery processes, which have been enhanced by the implementation of our new ERP system. Although Hurricane Wilma shut down our executive offices in Miramar, Florida for a week, we were able to continue to accept orders, invoice and collect from customers and pay our vendors without significant interruption, although shipments of many of our orders were delayed a few days.”
     Applica will hold a conference call today at 11:00 a.m., Eastern Standard Time, to discuss its third-quarter and year-to-date results and trends in operations. Live audio of the conference call will be simultaneously broadcast over the Internet and will be available to members of the news media, investors and the general public. The conference call is expected to last approximately one hour. Broadcast of the event can be accessed on the Company’s website, www.applicainc.com, by clicking on the Investor Relations page. You may also access the call via CCBN at www.streetevents.com. The event will be archived and available for replay through Thursday, November 10, 2005, at midnight.
     Applica Incorporated and its subsidiaries are marketers and distributors of a broad range of branded small household appliances. Applica markets and distributes kitchen products, home products, pest control products, pet care products and personal care products. Applica markets products under licensed brand names, such as Black & Decker®, its own brand names, such as Windmere®, LitterMaid®, Belson® and Applica®, and other private-label brand names. Applica’s customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, Latin America and the Caribbean. Additional information regarding the Company is available at www.applicainc.com.
     Certain matters discussed in this news release are forward-looking statements. Such statements are indicated by words or phrases such as “anticipates,” “projects,” “management believes,” “Applica believes,” “intends,” “expects,” and similar words or phrases. The forward-looking statements are subject to certain risks, uncertainties or assumptions and may be affected by certain other factors, including the follow factors:
•	Applica purchases a large number of products from one supplier. Production-related issues with this supplier could jeopardize Applica’s ability to realize anticipated sales and profits.

•	Applica depends on third party suppliers for the manufacturing of its products, which subjects it to additional risks that could adversely affect its business.

•	Increases in costs of raw materials, such as plastics, steel, aluminum and copper, could result in increases in the costs of Applica’s products, which will reduce its profitability.

•	Applica’s debt agreements contain covenants that restrict its ability to take certain actions. Applica would face liquidity and working capital constraints if it violates any of these covenants and may not be able to obtain any needed refinancing on commercially reasonable terms or at all.

•	Applica’s business could be adversely affected by retailer inventory management.

•	Applica depends on purchases from several large customers and any significant decline in these purchases or pressure from these customers to reduce prices could have a negative effect on its business.

•	Applica’s business could be adversely affected by currency fluctuations in its international operations, particularly in light of the decision of the Chinese government to de-peg the value of the yuan to the U.S. dollar.

•	Applica’s future success requires it to develop new and innovative products on a consistent basis in order to increase revenues and it may not be able to do so.
Other risks and uncertainties are detailed in Applica’s Securities and Exchange Commission filings, including the Annual Report on Form 10-K for the year ended December 31, 2004. Should one or more of these risks, uncertainties or other factors materialize, or should underlying assumptions prove incorrect, actual results, performance, or achievements of Applica may vary materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements. Applica undertakes no obligation to publicly revise any forward-looking statements to reflect events or circumstances that arise after the date hereof.

Applica Incorporated and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(In thousands, except par value data)

	September 30,
	2005	December 31,
	(Unaudited)	2004
Assets
Current Assets:
Cash and cash equivalents	$5,384	$10,463
Accounts and other receivables, less allowances of $9,427 in 2005 and $11,711 in 2004	119,584	160,436
Notes receivable – former officer	—	2,569
Inventories	141,163	131,503
Prepaid expenses and other	11,995	12,309
Refundable income taxes	3,105	2,032
Future income tax benefits	1,281	33

Total current assets	282,512	319,345
Property, Plant and Equipment - at cost, less accumulated depreciation of $73,474 in 2005 and $73,171 in 2004	24,351	38,327
Future Income Tax Benefits, Non-Current	8,332	11,212
Intangibles, Net	2,218	4,493
Other Assets	2,431	2,560

Total Assets	$319,844	$375,937

Liabilities and Shareholders’ Equity

Current Liabilities:
Accounts payable	$55,088	$41,827
Accrued expenses	47,344	62,046
Short-term debt	89,362	89,455
Current portion of long-term debt	—	3,000
Current taxes payable	2,854	5,947
Deferred rent	743	680

Total current liabilities	195,391	202,955
Other Long-Term Liabilities	587	1,004
Long-Term Debt	60,750	61,008
Shareholders’ Equity:
Common stock – authorized: 75,000 shares of $0.10 par value; issued and outstanding:
24,164 shares in 2005 and 24,137 in 2004	2,416	2,414
Paid-in capital	159,206	159,131
Accumulated deficit	(96,116)	(46,480)
Note receivable – former officer	—	(502)
Accumulated other comprehensive loss	(2,390)	(3,593)

Total shareholders’ equity	63,116	110,970

Total Liabilities and Shareholders’ Equity	$319,844	$375,937

Applica Incorporated and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended September 30,
	2005		2004
	(In thousands, except per share data)
Net sales	$139,637	100.0%	$182,938	100.0%
Cost of sales:
Cost of goods sold	101,247	72.5	131,850	72.1
Restructuring charges	4,744	3.4	—	—

	105,991	75.9	131,850	72.1

Gross profit	33,646	24.1	51,088	27.9

Selling, general and administrative expenses:
Operating expenses	37,533	26.9	48,034	26.3
Termination benefits	—	—	9,153	5.0
Loss on sale of subsidiary	—	—	784	0.4

Operating loss	(3,887)	(2.8)	(6,883)	(3.8)

Other expense (income):
Interest expense	2,888	2.1	2,360	1.3
Interest and other income	(848)	(0.6)	(80)	—

	2,040	1.5	2,280	1.2

Loss before income taxes	(5,927)	(4.2)	(9,163)	(5.0)
Income tax provision	2,252	1.6	780	0.4

Net loss	$(8,179)	(5.9)%	$(9,943)	(5.4)%

Loss per common share:
Loss per common share – basic and diluted	$(0.34)		$(0.41)

Applica Incorporated and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Nine Months Ended September 30,
	2005		2004
	(In thousands, except per share data)
Net sales	$368,544	100.0%	$466,142	100.0%
Cost of sales:
Cost of goods sold	283,324	76.9	336,477	72.2
Restructuring charges	9,887	2.7	900	0.2

	293,211	79.6	337,377	72.4

Gross profit	75,333	20.4	128,765	27.6
Selling, general and administrative expenses:
Operating expenses	115,086	31.2	133,635	28.7
Restructuring and other credits	—	—	(563)	(0.1)
Termination benefits	—	—	9,153	2.0
Loss on sale of subsidiary	—	—	784	0.2
Impairment of goodwill	—	—	62,812	13.5

Operating loss	(39,753)	(10.8)	(77,056)	(16.5)

Other expense (income):
Interest expense	7,971	2.2	6,718	1.4
Interest and other income	(1,638)	(0.4)	(1,069)	(0.2)
Loss on early extinguishment of debt	—	—	187	0.0

	6,333	1.7	5,836	1.3

Loss before income taxes	(46,086)	(12.5)	(82,892)	(17.8)
Income tax provision	3,550	1.0	55,348	11.9

Net loss	$(49,636)	(13.5)%	$(138,240)	(29.7)%

Loss per common share:
Loss per common share – basic and diluted	$(2.06)		$(5.78)